                                                                    Exhibit 10.7

         CONSULTING AGREEMENT, dated as of March 1, 2000, between Collectible Concepts Group, Inc., a ____________ corporation having an office at 1600 Lower State Rd., Doylestown, PA 18901 (the "Company") and THE N.I.R. GROUP, LLC, a New York limited liability company with executive offices located at 155 First Street, Suite B, Mineola, New York 11501 (the "Consultant").


                                   WITNESSETH:

         WHEREAS, the Company, through its affiliates and principals, has extensive experience in its areas of expertise, including, without limitation, financial consulting, capital sourcing, strategic consulting, investment banking and other business matters; and

         WHEREAS, the Consultant has expertise in the assisting in the development and expansion of companies such as the Company; and

         WHEREAS, the Company desires to retain the services of the Consultant to render strategic advice with respect to the development of the Company; and

         WHEREAS, the Consultant wishes to render such services to the Company upon the terms, conditions and covenants set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and subject to the conditions contained herein, the parties hereto hereby agree as follows:

I. Terms of Service.

         Section 1.01 Duties. The Consultant will advise the Company's management, employees, and agents with respect to the Company's field of interest and business, and strategic and commercial matters related to the Consultant's expertise. The Consultant will use best efforts to assist the company in overall financial and business strategy and capital investment(s) in the project. The Consultant will assist the Company in structuring a business plan and the development of acquisition plans, including, without limitation, structuring and negotiation of acquisitions and dispositions of assets. Upon reasonable notice to the Consultant, the Company will have access to the Consultant at reasonable times in order to discuss matters related to the Company's business. The services to be provided by the Consultant pursuant to the terms hereof, whether such services are performed verbally or in writing, shall be reasonable in terms of hours per month. If no such services are requested, the consulting fees provided for herein shall still be paid.

         Section 1.02 Term; Termination. The term (the "Term") of this Agreement shall be twelve (12) months, commencing on the date hereof. In the event of any earlier termination of this Agreement, the parties hereto agree that the Consultant shall be entitled to the amounts otherwise due hereunder notwithstanding such termination including any amounts previously deferred.

         Section 1.03 Consulting Fee. In consideration of the services to be performed hereunder, the Consultant shall receive the fee of $5,000.00 per month in accordance with the terms hereof. Such amount shall be paid in cash, net of taxes, excises and other governmental and other charges, payable monthly on the first of each month in advance. Notwithstanding anything contained to the contrary in the foregoing, the monthly fee to the Consultant shall be paid as follow: (1) during the first three (3) months of the Term, $2,500 shall be paid in cash and $2,500 per month shall be deferred, (2) during months 4 through 6 of the Term, $7,500 per month in cash (which amount shall include the $2,500 previously deferred during months 1 through 3), and (3) $5,000 per month for the remainder of the Term.

         Section 1.04 Expenses. If the Company requests the Consultant to provide any specific services hereunder that cause the Consultant to incur expenses, the Company shall reimburse the Consultant for all reasonable expenses upon presentation of expense vouchers or statements or such other supporting information as the Company may require. However, notwithstanding anything contained in the foregoing to the contrary, the Consultant shall not incur any reimbursable expense in excess of $500.00 without the prior written consent of the Company.

II. Confidentiality.

         Section 2.01 Acknowledgments. The Consultant acknowledges that, during the course of performing services hereunder, the Company may be disclosing information to the Consultant related to the Company's business, projects, and plans, as well as other Information (collectively, the "Confidential Information"). The Consultant acknowledges that the Company's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

         Section 2.02 Use of Confidential Information. The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder and will not be used in any way that is detrimental to the Company.

         Section 2.03 Non-Disclosure. The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company or legal advisors, expert consultants, and other advisors utilized by the Consultant in connection with consulting activities hereunder; provided, however, that each such advisor agrees to keep such information confidential and to use it only in connection with such consulting activities. The Consultant will treat all such Confidential Information as confidential and proprietary property of the Company.

         Section 2.04 Confidential Information. The term "Confidential Information" does not include information that (a) is or becomes generally available to the public other than by disclosure in violation of this Agreement,
(b) becomes available to the Consultant on a nonconfidential basis (it being understood that information that the Consultant obtained as a result of any officer, director, or employer thereof being previously employed by, or otherwise serving , the Company, shall be deemed to be Confidential Information, unless otherwise exempt under this Section 2,04, or (c) was independently developed by the Consultant after the date hereof without reference to the information provided by the Company.

         Section 2.05 Permitted Disclosure. The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation, or court or administrative order or process. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable under the circumstances.

         Section 2.06 Return of Confidential Information. Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing Confidential Information, including, but not limited to, data, records, reports, and other property furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Article II for a period of one year after the termination of this Agreement.

III.   Miscellaneous.

         Section 3.01 No Violation of Other Agreements. Each of the parties hereto represents and warrants that execution, delivery, or performance of this Agreement does not conflict with, or violate the terms of, any other agreement to which it is a party or by which it is bound.

         Section 3.02   Independent Contractor; Limitation of Liability.

                  (a)The Consultant is an independent contractor to the Company, and nothing herein shall be deemed to constitute the Consultant or its agents as an employee or agent of the Company.

                  (b) The Company acknowledges that it remains solely responsible for the conduct and operation of its business and that the Consultant makes no representation or warranty and assumes no liability with respect to the outcome or result of any particular course of action or operation of the Company's business.

         Section 3.03 Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given when delivered personally, sent by private express mail service (such as Federal Express), or sent by registered or certified mail (return receipt requested) to the address set forth in the introductory paragraph hereof (or to other address as any party has furnished in writing to the other parties in accordance with the provisions of this Section 3.03).

         Section 3.04 Assignment. None of the parties may assign its interest in this Agreement or delegate its responsibilities hereunder without prior written consent of the other party.

         Section 3.05 Severability. The invalidity or unenforceability of any particular provision of this Agreement or portion thereof shall not affect the validity or unenforceability of any other provision thereof. If any provision of this Agreement is adjudicated to be so broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable.

         Section 3.06 Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws.

         Section 3.07 Headings. The article and section headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         Section 3.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                                COLLECTBLE CONCEPTS GROUP, INC.


                                                By: __________________________
                                                Name:    Paul S. Lipschutz
                                                Title:   Chief Executive Officer


                                                THE N.I.R. GROUP, LLC


                                                By: ___________________________
                                                Name:    Corey S. Ribotsky
                                                Title:   Member